Exhibit 99.1

Delta Apparel Reports 157% Increase in Income on Record Sales for the Third Quarter of Fiscal Year 2004

DULUTH, Ga.—(BUSINESS WIRE)—April 29, 2004—Delta Apparel, Inc. (AMEX-DLA) announces record sales of $58.8 million and operating earnings of $5.5 million for the quarter ended March 27, 2004.

Sales for the quarter ended March 27, 2004 increased $24.9 million, or 73.6%, from the prior year quarter, due primarily to the acquisition of M. J. Soffe Co. Record sales of $36.3 million for the third quarter was achieved in the Delta business, an increase of $2.5 million, or 7.2% from the prior year quarter. Sales for M. J. Soffe Co. were $22.6 million for the third quarter, a record for M. J. Soffe Co. and an increase of $1.0 million, or 4.8%, from its sales as a stand alone business for the quarter ended March 31, 2003. Gross margin for the quarter ended March 27, 2004 improved to 24.5% compared to 18.1% in the prior year quarter. The improvement in gross margin was primarily the result of the higher gross margins associated with M. J. Soffe Co., offset partially by lower gross margins in the basic tee shirt business. The gross margin on basic tee shirts declined in the third fiscal quarter compared to the prior year quarter principally due to lower average selling prices, higher raw material costs and lower absorption of fixed cost, offset partially by lower conversion costs.

Selling, general and administrative costs increased to $8.9 million, or 15.1% of sales, compared to $3.5 million, or 10.3% of sales, in the prior year quarter primarily due to the addition of the M. J. Soffe Co. Selling costs increased as a percentage of sales mainly as a result of the higher selling costs associated with branded apparel products. Both business units increased their operating income over the prior year quarter. The Company achieved record operating income of $5.5 million for the quarter ended March 27, 2004, an increase of $2.9 million, or 111.4%, from $2.6 million in the third fiscal quarter of the prior year.

Interest expense was $0.8 million for the quarter, compared to $0.2 million in the prior year quarter. The increase in interest expense resulted primarily from the increase in average debt outstanding, resulting from the M. J. Soffe acquisition.

The effective income tax rate on pretax income for the three months ended March 27, 2004 was 19.4%, compared to 38.3% for the third fiscal quarter of the prior year and 38.3% for the fiscal year ended June 28, 2003. During the quarter ended March 27, 2004, the statute of limitations expired on the tax years covered by the tax sharing agreement between the Company and Delta Woodside Industries, Inc. As a result, the Company reversed its $0.9 million tax liability associated with the tax sharing agreement, resulting in the lower effective tax rate during the quarter.

Net income for the third fiscal quarter was $3.8 million compared to net income of $1.5 million in the prior year third fiscal quarter. Basic and diluted earnings per share for the quarter ended March 27, 2004 were $0.93 and $0.91 per share on 4.09 million and 4.19 million shares, respectively. Basic and diluted earnings per share for the quarter ended March 29, 2003 were $0.37 and $0.35 on 4.05 million and 4.21 million shares, respectively. The Company had 4.11 million shares outstanding on March 27, 2004.

Sales for the first nine months of fiscal year 2004 were $135.2 million, up $42.5 million, or 45.8%, from the first nine months of the prior year, due primarily to the acquisition of M. J. Soffe Co. For the nine months ended March 27, 2004, operating earnings were $7.4 million, down $0.4 million from the first nine months of the prior year. Net earnings for the first nine months of fiscal year 2004 were $4.3 million, down $0.1 million from the first nine months of the prior year. Basic and diluted earnings per share for the nine months ended March 27, 2004 were $1.06 and $1.04 per share, respectively. For the nine months ended March 29, 2003, basic and diluted earnings per share were $1.09 and $1.05 per share, respectively.

Accounts receivable increased $16.3 million from March 29, 2003 to $36.6 million on March 27, 2004. The increase in accounts receivable was primarily the result of the addition of the M. J. Soffe Co. Through improved cash collections, the Delta business maintained an accounts receivable balance consistent with the prior year while achieving an increase in sales of $2.5 million from the prior year quarter.

Inventories increased $59.4 million from March 29, 2003 to $109.8 million on March 27, 2004. The acquisition of M. J. Soffe Co resulted in an increase of $55.8 million in inventory compared to the prior year. Throughout the quarter, the Company adjusted its production schedules to optimize its inventory mix while achieving a decrease in inventory of $1.4 million from December 27, 2003. The Company is focusing on managing its inventory levels while maintaining the inventory necessary to achieve its expected sales growth.

Robert W. Humphreys, President and CEO, commented, “We are delighted to announce record sales and earnings for Delta Apparel in our first full quarter with M. J. Soffe. Both businesses enjoyed sales and earnings growth despite higher raw material costs and competitive market conditions. In the Delta business, selling prices increased from the December quarter in response to the increase in raw material prices. These price increases are continuing to hold in the current quarter. Sales in the Soffe business grew during the quarter driven by increased branded sales in the retail segment. Several new products were introduced in the marketplace and demand for the Soffe product line remains strong. We are encouraged with our third quarter results and expect these strong results to continue in the fourth quarter.”

Delta Apparel, Inc., along with its wholly owned subsidiary M. J. Soffe Co., is a vertically integrated marketer, manufacturer and distributor of high quality branded and private label activewear apparel. The Company specializes in selling a variety of branded casual and athletic activewear tops and bottoms, unembellished T-shirts, and fleece products for the ever-changing apparel market. These products are sold to screen printers, private label accounts and distributors, as well as being sold through specialty sporting goods stores and department stores. In addition, certain products are sold in college bookstores and to the U.S. Military. Delta Apparel has operations in the United States, Honduras, Mexico and Costa Rica and employs about 4,600 worldwide.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on Delta Apparel’s expectations and are necessarily dependent upon assumptions, estimates and data that the Company believes are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as with respect to environmental matters and similar items) and other risks described from time to time in the Company’s reports filed with the Securities and Exchange Commission. In addition, there are risks and uncertainties associated with the Soffe business that may not be known at this time. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. The Company does not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Contact:     Delta Apparel, Inc.
                    Herb Mueller   678/775-6900

	Three Months Ended		Nine Months Ended
	Mar 27, 2004	Mar 29, 2003	Mar 27, 2004	Mar 29, 2003
Net Sales	$58,805	$33,870	$135,230	$92,755
Cost of Goods Sold	44,374	27,755	107,807	75,515

Gross Margin	14,431	6,115	27,423	17,240

SG&A	8,879	3,486	20,085	9,354
Other (Expense) Income	(20)	(12)	29	(154)

Operating Income	5,532	2,617	7,367	7,732

Interest Expense	799	209	1,846	527
Taxes	920	923	1,211	2,774

Net (Loss) Income	$3,813	$1,485	$4,310	4,431

Weighted Average Shares Outstanding
Basic	4,089	4,053	4,065	4,056
Diluted	4,188	4,207	4,162	4,205

Net Income per Common Share
Basic	$0.93	$0.37	$1.06	$1.09
Diluted	$0.91	$0.35	$1.04	$1.05

		Mar 27, 2004	June 28, 2003	Mar 29, 2003

Cash		$328	$203	$228
Receivables, Net		36,569	22,196	20,238
Inventories		109,809	47,174	50,373
Property, Plant & Equipment, Net		20,041	22,077	22,157
Other Assets		4,545	2,797	3,175

Total Assets		$171,292	$94,447	$96,171

Total Debt		$62,190	$9,865	$11,909
Other Liabilities		39,296	18,613	20,080

Total Liabilities		101,486	28,478	31,989

Stockholders' Equity		69,806	65,969	64,182

Total Liabilities and Stockholders' Equity		$171,292	$94,447	$96,171